EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-41284), in the Post Effective Amendment No. 1 on Form S-8 to Form S-4 (No. 333-88663) and on Form S-8 (No. 333-115725 and No. 333-129116) of Gentiva Health Services, Inc. of our report dated March 16, 2006 relating to the consolidated financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 17, 2006